Exhibit 10.4

THIRD AMENDMENT TO LEASE AGREEMENT

THIS THIRD AMENDMENT TO LEASE AGREEMENT (this "Third Amendment") is made as of December 29 , 2021, by and between 13011 MCCALLEN PASS, LLC, a Delaware limited liability company ("Landlord"), and NSTX, INC., a Delaware corporation ("Tenant").

RECITALS

A.Landlord and Tenant are now parties to that certain Lease Agreement dated as of September 24, 2015 (the "Original Lease"), as amended by that certain First Amendment to Lease dated as of January 6, 2016, as further amended by that side letter agreement dated March 2, 2020, as further amended by that certain side letter agreement dated June 30, 2020, and as further amended by that certain Second Amendment to Lease dated as of March 10, 2021 (as amended, the “Lease”). Pursuant to the Lease, Tenant leases certain premises consisting of approximately 93,967 rentable square feet ("Original Premises") designated as Suites 100 and 200 in a building located at 13011 McCallen Pass, Austin, Texas 78753 (the “Building”). The Original Premises are more particularly described in the Lease. Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.

B.The Term of the Lease is scheduled to expire on November 30, 2026 (the “Original Expiration Date”).

C.Landlord and Tenant desire, subject to the terms and conditions set forth below, to amend the Lease to, among other things, (i) expand the size of the Original Premises by adding that portion of the second floor of the Building consisting of approximately 32,500 rentable square feet and designated as Suite 210, as shown on Exhibit A-1 attached to this Third Amendment (“First Expansion Premises”), (ii) further expand the size of the Original Premises by adding that portion of the third floor of the Building consisting of approximately 34,552 rentable square feet and designated as Suite 300 and that portion of the third floor of the Building consisting of approximately 30,670 rentable square feet and designated as Suite 350, as shown on Exhibit A-2 attached to this Third Amendment (collectively, the “Second Expansion Premises”) and (iii) extend the Term of the Lease through March 31, 2033.

NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.	Expansion of Premises.

a.First Expansion Premises. Commencing on the date that Landlord delivers the First Expansion Premises to Tenant (such date being the “First Expansion Date”), which is targeted for February 1, 2022 (the “Target First Expansion Date”), the Premises shall be deemed to be expanded to include the First Expansion Premises. During the period from the First Expansion Date through the day immediately preceding the 6-month anniversary of the First Expansion Date, Tenant shall not be required to pay Basic Rent with respect to the First Expansion Premises. Commencing on the 6-month anniversary of the First Expansion Date (such date being the “First Expansion Rent Commencement Date”), Tenant shall commence Basic Rent with respect to the First Expansion Premises in accordance with Section 4 below. The First Expansion Premises are currently leased by an existing tenant (the “First Expansion Premises Tenant”). Landlord and the First Expansion Premises Tenant are either concurrently herewith executing or have heretofore executed an early termination agreement pursuant to which such tenant’s lease is being terminated prior to the Target First Expansion Date. Landlord shall deliver the First Expansion Premises to Tenant following the First Expansion Premises Tenant surrendering the First Expansion Premises to Landlord. If there is any delay

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in delivery of the First Expansion Premises beyond the Target First Expansion Date, Landlord shall not be liable to Tenant for any loss or damage resulting therefrom, and the Lease and this Third Amendment shall not be void or voidable. Tenant agrees and acknowledges that, neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of all or any portion of the First Expansion Premises, and/or the suitability of the First Expansion Premises for the conduct of Tenant’s business, and Tenant waives any implied warranty that the First Expansion Premises are suitable for the Permitted Use (as defined in the Original Lease).

b.Second Expansion Premises. Commencing on the date that Landlord delivers the Second Expansion Premises to Tenant (to be delivered no sooner than September 1, 2022) (such date being the “Second Expansion Date”), which is targeted for September 1, 2022 (the “Target Second Expansion Date”), the Premises shall be deemed to be expanded to include the Second Expansion Premises. During the period from the Second Expansion Date through the day immediately preceding the 3-month anniversary of the Second Expansion Date, Tenant shall not be required to pay Basic Rent with respect to the Second Expansion Premises. Commencing on the 3-month anniversary of the Second Expansion Date (such date being the “Second Expansion Rent Commencement Date”), Tenant shall commence Basic Rent with respect to the Second Expansion Premises in accordance with Section 4 below. The Second Expansion Premises are currently leased by two existing tenants (the “Second Expansion Premises Tenants”), each of whose lease is scheduled to expire prior to the Target Second Expansion Date. Landlord shall deliver the Second Expansion Premises to Tenant following the Second Expansion Premises Tenants surrendering the Second Expansion Premises to Landlord. If there is any delay in delivery of the Second Expansion Premises beyond the Target Second Expansion Date, Landlord shall not be liable to Tenant for any loss or damage resulting therefrom, and the Lease and this Third Amendment shall not be void or voidable. Tenant agrees and acknowledges that, neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of all or any portion of the Second Expansion Premises, and/or the suitability of the Second Expansion Premises for the conduct of Tenant’s business, and Tenant waives any implied warranty that the Second Expansion Premises are suitable for the Permitted Use.

2.

Premises and Rentable Area of Premises. Commencing on the First Expansion Date and continuing through the day immediately preceding the Second Expansion Date, the “Premises” (as originally defined in the Basic Lease Information of the Original Lease) shall be amended to include the First Expansion Premises and, as a result, the Premises shall be deemed to contain a total of 126,467 rentable square feet, consisting of both the Original Premises and the First Expansion Premises. Thereafter, commencing on the Second Expansion Date and continuing through the Term of the Lease, as extended pursuant to Section 3 below, the “Premises” shall be amended to include the Second Expansion Premises and, as a result, the Premises shall be deemed to contain a total of 191,689 rentable square feet, consisting of the Original Premises, First Expansion Premises and Second Expansion Premises.

3.	Term. Notwithstanding anything to the contrary contained in the Lease, the expiration date of the Term is hereby extended through March 31, 2033.

4.	Basic Rent.

a.Original Premises. Tenant shall continue to pay Basic Rent for the Original Premises as provided for in the Lease through July 31, 2022. Thereafter, commencing on August 1, 2022 (the “Rent Restructure Date”), the Basic Rent rate payable by Tenant with respect to the Premises shall be amended to be $27.00 per square foot of rentable area in the Premises per year, as such Basic Rent rate is subject to escalation pursuant to Section 4(d) below. Notwithstanding the foregoing to the contrary, provided Tenant is not in default under the Lease

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past applicable notice and cure periods, the Basic Rent payable by Tenant with respect to the Original Premises shall be abated for the 8-month period from August 1, 2022 through March 31, 2023 (the “Original Premises Abatement Period”).

b.First Expansion Premises. Commencing on the First Expansion Rent Commencement Date, Tenant shall commence paying Basic Rent with respect to the First Expansion Premises at a rate equal to $27.00 per square foot of rentable area in the First Expansion Premises per year, as such Basic Rent rate is subject to escalation pursuant to Section 4(d) below. Notwithstanding the foregoing to the contrary, provided Tenant is not in default under the Lease past applicable notice and cure periods, the Basic Rent payable by Tenant with respect to the First Expansion Premises shall be abated for the initial 8 months following the First Expansion Rent Commencement Date (such period being the “First Expansion Premises Abatement Period”).

c.Second Expansion Premises. Commencing on the Second Expansion Rent Commencement Date, Tenant shall commence paying Basic Rent with respect to the Second Expansion Premises at a rate equal to $27.00 per square foot of rentable area in the Second Expansion Premises per year, as such Basic Rent rate is subject to escalation pursuant to Section 4(d) below. Notwithstanding the foregoing to the contrary, provided Tenant is not in default under the Lease past applicable notice and cure periods, the Basic Rent payable by Tenant with respect to the Second Expansion Premises shall be abated for the initial 8 months following the Second Expansion Rent Commencement Date (such period being the “Second Expansion Premises Abatement Period”).

d.Basic Rent Adjustments. Basic Rent shall be increased on each annual anniversary of the Rent Restructure Date (each an “Adjustment Date”) by multiplying the Basic Rent payable immediately before such Adjustment Date by 3% and adding the resulting amount to the Basic Rent payable immediately before such Adjustment Date. Basic Rent, as so adjusted, shall thereafter be due as provided in the Lease. With respect to the calculation of the initial Basic Rent adjustment for the first Adjustment Date, for purposes of calculating such Basic Rent adjustment, the abatement of the Basic Rent for the First Expansion Premises Rent Abatement Period and/or Second Expansion Premises Rent Abatement Period shall be disregarded.

e.Additional TI Allowance. In addition to the Tenant Improvement Allowance (as defined in the Tenant Work Letter (as defined in Section 6 below)), Landlord shall, subject to the terms of the Tenant Work Letter, make available to Tenant the Additional Tenant Improvement Allowance (as defined in the Tenant Work Letter).

With respect to any portion of the First Expansion Additional Tenant Improvement Allowance (as defined in the Tenant Work Letter) utilized by Tenant, commencing on the day following the First Expansion Premises Abatement Period and continuing thereafter on the first day of each month during the remainder of the Term (as extended pursuant to Section 3 above), Tenant shall pay the amount necessary to fully amortize the portion of the First Expansion Additional Tenant Improvement Allowance actually funded by Landlord, if any, in equal monthly payments with interest at a rate of 8% per annum over the remainder of the Term contemplated in Section 3 above, which interest shall begin to accrue on the date that Landlord first disburses such First Expansion Additional Tenant Improvement Allowance or any portion(s) thereof (“First Expansion TI Rent”).

With respect to any portion of the Second Expansion Additional Tenant Improvement Allowance (as defined in the Tenant Work Letter) utilized by Tenant, commencing on the day following the Second Expansion Premises Abatement Period and continuing thereafter on the first day of each month during the remainder of the Term (as extended pursuant to Section 3

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above), Tenant shall pay the amount necessary to fully amortize the portion of the Second Expansion Additional Tenant Improvement Allowance actually funded by Landlord, if any, in equal monthly payments with interest at a rate of 8% per annum over the remainder of the Term contemplated in Section 3 above, which interest shall begin to accrue on the date that Landlord first disburses such Second Expansion Additional Tenant Improvement Allowance or any portion(s) thereof (“Second Expansion TI Rent”). The First Expansion TI Rent and Second Expansion TI Rent is collectively hereafter referred to as the “TI Rent.”

Any TI Rent remaining unpaid as of the expiration or earlier termination of this Lease shall be paid to Landlord in a lump sum at the expiration or earlier termination of this Lease.

5.

Tenant’s Proportionate Share. Commencing on the earlier to occur of (i) First Expansion Rent Commencement Date or (ii) the date that Tenant commences operations in the First Expansion Premises, the “Tenant’s Proportionate Share” shall be increased to be 65.98%. Thereafter, commencing on the earlier to occur of (i) Second Expansion Rent Commencement Date or (ii) the date that Tenant commences operations in the Second Expansion Premises, the “Tenant’s Proportionate Share” shall be increased to be 100%. Accordingly, Tenant shall commence paying Tenant’s Proportionate Share of Operating Costs, Taxes and Electrical Costs with respect to the First Expansion Premises on the earlier to occur of (i) the 6-month anniversary of the First Expansion Date or (ii) the date that Tenant commences operations in the First Expansion Premises. In addition, Tenant shall commence paying Tenant’s Proportionate Share of Operating Costs, Taxes and Electrical Costs with respect to the Second Expansion Premises on the earlier to occur of (i) the 3-month anniversary of the Second Expansion Date or (ii) the date that Tenant commences operations in the Second Expansion Premises. For the avoidance of doubt, Tenant’s Proportionate Share of Operating Costs, Taxes and Electrical Costs shall not be abated during the Original Premises Abatement Period, First Expansion Premises Abatement Period and/or Second Expansion Premises Abatement Period. Notwithstanding anything to the contrary in the Lease, Operating Costs shall include capital improvements made (A) in order to extend the useful life of any capital items and (B) in the replacement of any capital items (other than the replacement of structural elements of the Building), as such capital improvements are amortized using a commercially reasonable interest rate over the useful economic life of such capital improvement as determined by Landlord in its reasonable discretion.

6.

Condition of Premises. As used herein, the term “Tenant Work Letter” shall mean the Tenant Work Letter attached hereto as Exhibit B. The Tenant Work Letter, among other things, provide for a TI Allowance as defined, and on the terms and conditions set forth in, the Tenant Work Letter. Except for the aforementioned TI Allowance set forth in the Tenant Work Letter, Tenant hereby (i) agrees to lease the Original Premises in their existing “AS-IS”, “WHERE-IS” and “WITH ALL FAULTS” condition and (ii) shall accept and lease the First Expansion Premises and Second Expansion Premises in their AS-IS”, “WHERE-IS” and “WITH ALL FAULTS” condition as of the date that the same are delivered to Tenant; provided, however, Landlord shall deliver the First Expansion Premises and Second Expansion Premises broom clean and with all prior tenant’s personal property and signage removed. Landlord shall have no obligation whatsoever to refurbish or otherwise improve the Original Premises, First Expansion Premises or Second Expansion Premises. Tenant acknowledges and agrees that any obligations of Landlord originally existing in the Lease to complete leasehold improvements and/or furnish allowance with respect to the Premises, if any, have been completed and/or satisfied in their entirety, and any provisions in the Lease providing for such obligations are hereby of no further force or effect.

7.	Security Deposit. The defined term “Security Deposit” as originally defined in the Basic Lease Information of the Original Lease is hereby deleted in its entirety and replaced with the following:

“Security Deposit: $550,000.00”

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In addition, Section 6 of the Original Lease is hereby amended and restated in its entirety as follows:

“Tenant shall deposit with Landlord a security deposit (the ‘Security Deposit’) for the performance of all of Tenant’s obligations hereunder in the amount set forth in the Basic Lease Information of this Lease, which Security Deposit shall be in the form of an unconditional and irrevocable letter of credit (the ‘Letter of Credit’): (i) in form and substance satisfactory to Landlord, (ii) naming Landlord as beneficiary, (iii) expressly allowing Landlord to draw upon it at any time from time to time by delivering to the issuer notice that Landlord is entitled to draw thereunder, (iv) issued by an FDIC-insured financial institution satisfactory to Landlord, and (v) redeemable by presentation of a sight draft in the state of Landlord’s choice. If Tenant does not provide Landlord with a substitute Letter of Credit complying with all of the requirements hereof at least 30 days before the stated expiration date of any then current Letter of Credit, Landlord shall have the right to draw the full amount of the current Letter of Credit and hold the funds drawn in cash without obligation for interest thereon as the Security Deposit. The Security Deposit shall be held by Landlord as security for the performance of Tenant’s obligations under this Lease. The Security Deposit is not an advance rental deposit or a measure of Landlord’s damages in case of Tenant’s default. Upon each occurrence of an Event of Default (as defined in Section 17), Landlord may use all or any part of the Security Deposit to pay delinquent payments due under this Lease, future rent damages, and the cost of any damage, injury, expense or liability caused by such Event of Default, without prejudice to any other remedy provided herein or provided by law. Landlord’s right to use the Security Deposit under this Section 6 includes the right to use the Security Deposit to pay future rent damages following the termination of this Lease pursuant to Section 18 below. Upon any use of all or any portion of the Security Deposit, Tenant shall pay Landlord on demand the amount that will restore the Security Deposit to the amount set forth in the Basic Lease Information of this Lease. Tenant hereby waives the provisions of any law, now or hereafter in force which provide that Landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of Rent, to repair damage caused by Tenant or to clean the Premises, it being agreed that Landlord may, in addition, claim those sums reasonably necessary to compensate Landlord for any other loss or damage, foreseeable or unforeseeable, caused by the act or omission of Tenant or any officer, employee, agent or invitee of Tenant. Upon bankruptcy or other debtor-creditor proceedings against Tenant, the Security Deposit shall be deemed to be applied first to the payment of Rent and other charges due Landlord for periods prior to the filing of such proceedings. If Tenant shall fully perform every provision of this Lease to be performed by Tenant, the Security Deposit, or any balance thereof (i.e., after deducting therefrom all amounts to which Landlord is entitled under the provisions of this Lease), shall be returned to Tenant (or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder) within 90 days after the expiration or earlier termination of this Lease. Notwithstanding anything in this Lease or under Texas law to the contrary, Tenant hereby waives Section 93.004 - 93.011 of the Texas Property Code as such sections of the Texas Property Code relate to the Security Deposit under this Lease.

If Landlord transfers its interest in the Project or this Lease, Landlord shall either (a) transfer any Security Deposit then held by Landlord to a person or entity assuming Landlord’s obligations under this Section 6, or (b) return to Tenant any Security Deposit then held by Landlord and remaining after the deductions permitted herein. Upon such transfer to such transferee or the return of the Security Deposit to Tenant, Landlord shall have no further obligation with respect to the Security Deposit, and Tenant’s right to the return of the Security Deposit shall apply solely against Landlord’s transferee. Landlord’s obligation respecting the Security Deposit is that of a debtor, not a trustee, and no interest shall accrue thereon.”

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The Letter of Credit contemplated in this Section 7 shall be delivered by Tenant to Landlord concurrently with Tenant’s execution of this Third Amendment and within 15 days following delivery of the Letter of Credit, Landlord shall return any unused portion of the cash security deposit originally deposited by Tenant with Landlord.

The “Security Deposit” shall hereafter be further increased as of the Second Expansion Date to be a total of $750,000.00. By no later than the Second Expansion Date, Tenant shall deposit with Landlord either (i) a replacement Letter of Credit in the total amount of the increased Security Deposit (i.e., $750,000) or (ii) an amendment to the existing Letter of Credit reflecting that the total amount of the Letter of Credit is being increased to total the increased Security Deposit amount. Any such replacement Letter of Credit or amendment to the Letter of Credit shall be in a form and substance satisfactory to Landlord and otherwise consistent with the terms of Section 6 of the Original Lease. If Tenant fails to deposit the replacement Letter of Credit or amendment to the existing Letter of Credit by the date that Landlord is prepared to deliver the Second Expansion Premises to Tenant, then, in addition to any other remedies available to Landlord, Landlord (A) shall have the right to delay delivering the Second Expansion Premises to Tenant until such replacement Letter of Credit or amendment to existing Letter of Credit has been delivered by Tenant and (B) the Second Expansion Date shall be deemed to have occurred on the date that Landlord would have delivered the Second Expansion Premises to Tenant but for Tenant’s failure to have delivered the replacement Letter of Credit or amendment to existing Letter of Credit.

8.	Parking. As of the First Expansion Date, the first sentence of Exhibit G to the Original Lease shall be amended and restated as follows:

“Subject to all applicable legal requirements, force majeure (as described in Section 25(c) of the Original Lease), a Taking (as defined in Section 14 Original Lease) and the exercise by Landlord of its rights hereunder, Tenant shall have the right, in common with other tenants of the Project pro rata in accordance with the rentable area of the Premises and the rentable areas of the Project occupied by such other tenants, to park in those areas designated for non-reserved parking, subject in each case to Landlord’s rules and regulations; provided, however, to the extent Tenant made a written election as of the Commencement Date, Tenant shall have the right to convert up to 32 of its unreserved spaces to a reserved parking space (“Converted Reserved Spaces”). Such parking spaces shall be at no additional charge. Landlord may allocate parking spaces among Tenant and other tenants in the Project pro rata as described above if Landlord determines that such parking facilities are becoming crowded. Landlord shall not be responsible for enforcing Tenant’s parking rights against any third parties, including other tenants of the Project or for enforcing any such reservation of parking spaces.”

9.

Guaranty. NATERA, INC., a Delaware corporation (the “Guarantor”) executed that certain Guaranty dated September 24, 2015, in favor of Landlord under the Lease (the “Guaranty”), for the benefit of Tenant. The effectiveness of this Third Amendment shall be subject to and conditioned upon Guarantor joining in the execution of this First Amendment, and such execution shall evidence only: (i) the consent of Guarantor to the terms and conditions of this Third Amendment, (ii) the agreement of Guarantor that the Guaranty is and shall remain in full force and effect following the execution of this Third Amendment, and (iii) the liability of Guarantor under the Guaranty shall extend to and cover all of the obligations of Tenant under the Lease, as amended by this Third Amendment, including but not limited to, the Tenant’s expansion into the First Expansion Premises and Second Expansion Premises and extension of the Term, as provided for in this Third Amendment.

10.	Deleted Provisions. Exhibit H attached to the Original Lease is hereby deleted and of no further force or effect.

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11.

Signage. Following the First Expansion Date, subject to Landlord’s prior written consent and subject to compliance with all applicable laws, ordinances, restrictions, rules and regulations, as well as all applicable covenants, restrictions affecting the Building, Tenant shall be permitted to install signage of similar size in those areas where the tenant occupying the First Expansion Premises immediately prior to the First Expansion Date had installed its signage. Similarly, following the Second Expansion Date, subject to Landlord’s prior written consent and subject to compliance with all applicable laws, ordinances, restrictions, rules and regulations, as well as all applicable covenants, restrictions affecting the Building, Tenant shall be permitted to install signage of similar size in those areas where the tenants occupying the Second Expansion Premises immediately prior to the Second Expansion Date had installed their signage.

12.

OFAC. Tenant and all beneficial owners of Tenant are currently (a) in compliance with and shall at all times during the Term of this Lease remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during the term of the Lease be listed on, the Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List, or the Sectoral Sanctions Identification List, which are all maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.

13.

Brokers. Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, "Broker") in connection with the transaction reflected in this Third Amendment and that no Broker brought about this transaction, other than Jones Lang LaSalle and CBRE, Inc. Landlord and Tenant each hereby agrees to indemnify and hold the other harmless from and against any claims by any Broker, other than Jones Lang LaSalle and CBRE, Inc., claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this Third Amendment. Landlord shall pay Jones Lang LaSalle and CBRE, Inc. a commission with respect to this Third Amendment pursuant to a separate written agreement between Landlord and each such broker.

14.	Miscellaneous.

a.This Third Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions. This Third Amendment may be amended only by an agreement in writing, signed by the parties hereto.

b.This Third Amendment is binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

c.This Third Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by other parties to this Third Amendment attached thereto.

d.Except as amended and/or modified by this Third Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this Third Amendment. In the event of any conflict between the provisions of this Third Amendment and the provisions of the Lease, the provisions of this Third Amendment shall prevail. Whether or not specifically amended by this Third Amendment, all of

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the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this Third Amendment.

[Signatures are on the next page.]

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IN WITNESS WHEREOF, the parties hereto have executed this Third Amendment as of the day and year first above written.

TENANT:

NSTX, INC.,
a Delaware corporation

By:	/S/ Michael Brophy Michael Brophy
Its:	CFO

X□ I hereby certify that the signature, name, and title above are my signature, name and title.

LANDLORD:

13011 MCCALLEN PASS, LLC,
a Delaware limited liability company

By:	/s/ Mark Hikin
Its:	VP Real Estate Legal Affairs

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JOINDER

NATERA, INC., a Delaware corporation joins in the execution of this Third Amendment to Lease Agreement for the sole purposes specified in Section 9 of this Third Amendment.

GUARANTOR:

NATERA, INC.,
a Delaware corporation

By:	/s/ Michael Brophy
Name:	Michael Brophy
Title:	CFO

X□ I hereby certify that the signature, name, and title above are my signature, name and title.

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EXHIBIT A-1

First Expansion Premises

A-1-1

EXHIBIT A-2

Second Expansion Premises

A-2-1

EXHIBIT B

Tenant Work Letter

THIS TENANT WORK LETTER (this “Work Letter”) is incorporated into that certain Lease Agreement dated as of September 24, 2015, as amended by that certain First Amendment to Lease dated as of January 6, 2016, as further amended by that certain Second Amendment to Lease dated as of March 10, 2021, as further amended by that certain Third Amendment to Lease dated as of December 29 , 2021 (the “Third Amendment”), by and between 13011 MCCALLEN PASS, LLC, a Delaware limited liability company ("Landlord"), and NSTX, INC., a Delaware corporation ("Tenant") (the foregoing agreements collectively, the “Lease”). Any initially capitalized terms used but not defined herein shall have the meanings given them in the Lease.

1.	General Requirements.

(a)Tenant’s Authorized Representative. Tenant designates Rudy Quintanilla (“Tenant’s Representative”) as the only person authorized to act for Tenant pursuant to this Work Letter. Landlord shall not be obligated to respond to or act upon any request, approval, inquiry or other communication (“Communication”) from or on behalf of Tenant in connection with this Work Letter unless such Communication is in writing from Tenant’s Representative. Tenant may change Tenant’s Representative or add an additional Tenant’s Representative at any time upon not less than 5 business days advance written notice to Landlord.

(b)Landlord’s Authorized Representative. Landlord designates Tom Metzger (such individual being the “Landlord’s Representative”) as the only persons authorized to act for Landlord pursuant to this Work Letter. Tenant shall not be obligated to respond to or act upon any request, approval, inquiry or other Communication from or on behalf of Landlord in connection with this Work Letter unless such Communication is in writing from Landlord’s Representative. Landlord may change the Landlord’s Representative at any time upon not less than 5 business days advance written notice to Tenant.

(c)Architects, Consultants and Contractors. Landlord and Tenant hereby acknowledge and agree that the architect (the “TI Architect”) for the Tenant Improvements (as defined in Section 2(a) below), the general contractor for the Tenant Improvements (the “General Contractor”), and any subcontractors for the Tenant Improvements shall be selected by Tenant, subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. Landlord shall be named a third party beneficiary of any contract entered into by Tenant with the TI Architect or the General Contractor, and of any warranty made by the General Contractor.

2.	Tenant Improvements.

(a)Tenant Improvements Defined. As used herein, “Tenant Improvements” shall mean all improvements to the Premises desired by Tenant that are of a fixed and permanent nature performed pursuant to this Work Letter. Other than funding the TI Allowance (as defined in Section 5(b) below) as provided herein for the payment of TI Costs (as defined in Section 5(c) below), Landlord shall not have any obligation whatsoever with respect to the finishing of the Premises for Tenant’s use and occupancy.

(b)Tenant’s Space Plans. Tenant shall deliver to Landlord schematic drawings and outline specifications (the “Space Plans”) detailing Tenant’s requirements for the Tenant Improvements. Not more than 10 business days thereafter, Landlord shall deliver to Tenant its approval or the reasonable written objections, questions or comments of Landlord with regard to the Space Plans. If applicable, Tenant shall cause the Space Plans to be revised to address such written comments and shall resubmit said drawings to Landlord for approval within 10 business days thereafter. Such process shall continue until Landlord has approved the Space Plans. Landlord shall not unreasonably withhold, condition or

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delay is approval of Tenant’s Space Plans. Such process shall continue until Landlord has approved the Space Plans, except that after the initial written objections, questions or comments of Landlord with regard to the Space Plans, Landlord shall deliver to Tenant the additional written objections, questions or comments of Landlord, if any, with regard to the Space Plans not more than 5 business days after Tenant provides updated Space Plans to Landlord. All written objections, questions or comments of Landlord with regard to the Space Plans shall be reasonable and consistent with all requirements under applicable Laws (as defined in the Lease).

(c)Working Drawings. Tenant shall cause the TI Architect to prepare and Tenant shall deliver to Landlord for review and comment construction plans, specifications and drawings for the Tenant Improvements (“TI Construction Drawings”), which TI Construction Drawings shall be prepared substantially in accordance with the Space Plans. Tenant shall be solely responsible for ensuring that the TI Construction Drawings reflect Tenant’s requirements for the Tenant Improvements. Landlord shall deliver its written comments on the TI Construction Drawings to Tenant not later than 10 business days after Landlord’s receipt of the same; provided, however, that Landlord may not disapprove any matter that is consistent with the Space Plans. Tenant and the TI Architect shall consider all such comments in good faith and shall, within 10 business days after receipt, Tenant shall notify Landlord how Tenant proposes to respond to such comments. Any disputes in connection with such comments shall be resolved in accordance with Section 2(d) hereof. Provided that the design reflected in the TI Construction Drawings is consistent with the Space Plans, Landlord shall approve the TI Construction Drawings submitted by Tenant. Once approved by Landlord, subject to the provisions of Section 4 below, Tenant shall not materially modify the TI Construction Drawings except as may be reasonably required in connection with the issuance of the TI Permit (as defined in Section 3(a) below).

(d)Approval and Completion. If any dispute regarding the design of the Tenant Improvements is not settled within 10 business days after notice of such dispute is delivered by one party to the other, Tenant may make the final decision regarding the design of the Tenant Improvements, provided (i) Tenant acts reasonably and such final decision is either reasonably consistent with or a reasonable compromise between Landlord’s and Tenant’s positions with respect to such dispute, as reasonably determined by Tenant, (ii) that all costs and expenses resulting from any such decision by Tenant shall be payable out of the TI Fund (as defined in Section 5(d) below), and (iii) Tenant’s decision will not adversely affect the base Building, structural components of the Building or any Building systems (in which case Landlord shall make the final decision). Any changes to the TI Construction Drawings following Landlord’s and Tenant’s approval of same requested by Tenant shall be processed as provided in Section 4 hereof.

3.	Performance of the Tenant Improvements.

(a)Commencement and Permitting of the Tenant Improvements. Tenant shall not commence construction of the Tenant Improvements prior to Tenant having obtained and delivered to Landlord a building permit (the “TI Permit”) authorizing the construction of the Tenant Improvements consistent with the TI Construction Drawings approved by Landlord. The cost of obtaining the TI Permit shall be payable from the TI Fund. Landlord shall reasonably assist Tenant in obtaining the TI Permit. Prior to the commencement of the Tenant Improvements, Tenant shall deliver to Landlord a copy of any contract with Tenant’s contractors (including the TI Architect), and certificates of insurance from any contractor performing any part of the Tenant Improvement evidencing industry standard commercial general liability, automotive liability, “builder’s risk”, and workers’ compensation insurance in commercially reasonable amounts, as determined by Tenant. In lieu of such contractors maintaining the insurance required pursuant to this Section 3(a), Tenant may (but shall not be obligated to) carry any such insurance on behalf of its contractors. Tenant shall cause the General Contractor to provide a certificate of insurance naming Landlord, any other third party designated by Landlord, and Landlord’s lender (if any) as additional insureds for the General Contractor’s liability coverages required above.

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(b)Selection of Materials, Etc. Where more than one type of material or structure is indicated on the TI Construction Drawings approved by Tenant and Landlord, the option will be within Tenant’s reasonable discretion if the matter concerns the Tenant Improvements, and within Landlord’s reasonable discretion if the matter concerns the structural components of the Building or any Building system.

(c)Tenant Liability. Tenant shall be responsible for causing any deficiencies or defects in the Tenant Improvements to be corrected.

(d)Substantial Completion. Tenant shall substantially complete the Tenant Improvements or cause the Tenant Improvements to be substantially completed in a good and workmanlike manner, in accordance with the TI Permit subject, in each case, to Minor Variations and normal “punch list” items of a non-material nature which do not interfere with the use of the Premises (“Substantial Completion” or “Substantially Complete”). Upon Substantial Completion of the Tenant Improvements, Tenant shall require the TI Architect and the General Contractor to execute and deliver, for the benefit of Tenant and Landlord, a Certificate of Substantial Completion in the form of the American Institute of Architects (“AIA”) document G704. For purposes of this Work Letter, “Minor Variations” shall mean any modifications reasonably required: (i) to comply with all requirements under applicable Laws and/or to obtain or to comply with any required permit (including the TI Permit); (ii) to comport with good design, engineering, and construction practices which are not material; or (iii) to make reasonable adjustments for field deviations or conditions encountered during the construction of the Tenant Improvements.

4.Changes. Any changes requested by Tenant to the Tenant Improvements after the delivery and approval by Landlord of the Space Plans (“Changes”), shall be requested and instituted in accordance with the provisions of this Section 4 and shall be subject to the written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.

(a)Tenant’s Right to Request Changes. If Tenant shall request Changes, Tenant shall request such Changes by notifying Landlord in writing in substantially the same form as the AIA standard change order form (a “Change Request”), which Change Request shall, in reasonable detail, set forth the nature and extent of any such Change. Such Change Request must be signed by Tenant’s Representative. Landlord shall review and approve or disapprove such Change Request within 10 business days thereafter, provided that Landlord’s approval shall not be unreasonably withheld, conditioned or delayed.

(b)Implementation of Changes. If Landlord approves such Change, Tenant may cause the approved Change to be instituted. If any TI Permit modification or change is required as a result of such Change, Tenant shall promptly provide Landlord with a copy of such TI Permit modification or change.

5.	Costs.

(a)Budget For Tenant Improvements. Before the commencement of construction of the Tenant Improvements, Tenant shall obtain a reasonably detailed breakdown of the costs incurred or that will be incurred, in connection with the design and construction of the Tenant Improvements (as may be amended, the “Budget”), and deliver a copy of the Budget to Landlord for Landlord’s approval, which approval shall not be unreasonably withheld or delayed. The Budget shall be based upon the TI Construction Drawings approved by Landlord. The Budget shall include a payment to Landlord of administrative rent (“Administrative Rent”) equal to 1% of the TI Costs (as hereinafter defined) for monitoring and inspecting the construction of the Tenant Improvements, which sum shall be payable from the TI Fund.

(b)TI Allowance. Landlord shall provide to Tenant a tenant improvement allowance (“TI Allowance”) as follows:

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1.a “First Expansion Premises Tenant Improvement Allowance” in the maximum amount of $90 per rentable square foot in the First Expansion Premises, which is included in the Basic Rent set forth in this Third Amendment;

2.a “Second Expansion Premises Tenant Improvement Allowance” in the maximum amount of $90 per rentable square foot in the Second Expansion Premises, which is included in the Basic Rent set forth in this Third Amendment;

3.a “First Expansion Additional Tenant Improvement Allowance” in the maximum amount of $50 per rentable square foot in the First Expansion Premises, which shall, to the extent used, result in TI Rent as set forth in Section 4(e) of this Third Amendment; and

4.a “Second Expansion Additional Tenant Improvement Allowance” in the maximum amount of $50 per rentable square foot in the Second Expansion Premises, which shall, to the extent used, result in TI Rent as set forth in Section 4(e) of this Third Amendment.

The First Expansion Premises Tenant Improvement Allowance and Second Expansion Premises Tenant Improvement Allowance is hereafter collectively referred to as the “Tenant Improvement Allowance.” The First Expansion Additional Tenant Improvement Allowance and Second Expansion Additional Tenant Improvement Allowance is hereafter collectively referred to as the “Additional Tenant Improvement Allowance.” Notwithstanding anything herein to the contrary, in no event shall Tenant have the right to request disbursement of any portion of the Second Expansion Premises Tenant Improvement Allowance prior to the Second Expansion Date. Each time Tenant requests any disbursements of the First Expansion Premises Tenant Improvement Allowance and/or Second Expansion Premises Tenant Improvement Allowance shall constitute Tenant’s election to use the same.

Tenant shall be deemed to have elected to use the Additional Tenant Improvement Allowance (or portions thereof, as applicable) as of the date that Tenant submits a draw request to Landlord pursuant to Section 5(e) below for all or any portion of the Additional Tenant Improvement Allowance, provided that Tenant (i) may not request a draw with respect to the First Expansion Additional Tenant Improvement Allowance until the First Expansion Tenant Improvement Allowance has been fully disbursed and (ii) may not request a draw with respect to the Second Expansion Additional Tenant Improvement Allowance until the Second Expansion Tenant Improvement Allowance has been fully disbursed.

Tenant shall have no right to the use or benefit (including any reduction to Base Rent) of any portion of the TI Allowance not required for the payment of TI Costs actually incurred by Tenant. Tenant shall have no right to any portion of the TI Allowance that is not requested for disbursement pursuant to the terms of Section 5(e) below before the last day of the month that is 18 calendar months after the Second Expansion Date. Tenant can construct the Tenant Improvements in phases and the First Expansion Premises Tenant Improvement Allowance, Second Expansion Premises Tenant Improvement Allowance, First Expansion Additional Tenant Improvement Allowance and Second Expansion Additional Tenant Improvement Allowance may be utilized toward the Tenant Improvements in either the First Expansion Premises and/or Second Expansion Premises as Tenant shall determine.

(c)Costs Includable in TI Fund. The TI Fund shall be used solely for the payment of design, inspection, permits, alteration, renovation, remodeling improvement, administrative and construction costs in connection with the construction of the Tenant Improvements, including, without limitation, the cost of electrical power and other utilities used in connection with the construction of the Tenant Improvements, the cost of preparing the Space Plans and the TI Construction Drawings, all costs set forth in the Budget, including Landlord’s Administrative Rent, and the cost of Changes (collectively, “TI Costs”). Notwithstanding anything to the contrary contained herein, the TI Fund shall not be used to purchase any furniture, personal property or other non-Building system materials or equipment, including, but not be limited to, Tenant’s voice or data cabling, non-ducted biological safety cabinets and other scientific equipment not incorporated into the Tenant Improvements; provided, however, the TI Fund may

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be used to purchase and install the following items so long as the same are permanently affixed to the Premises and will remain the Landlord’s property following expiration or earlier termination of the Term: built-in casework and cabinets and other similar additions; and equipment, property and improvements built into the Premises so as to become an integral part of the Premises, including, without limitation, fume hoods which penetrate the roof or plenum area, built-in cold rooms and warm rooms, deionized water systems, glass washing equipment, autoclaves, chillers, built-in plumbing, electrical and mechanical equipment and systems, and any power generator and transfer switch. Tenant shall not be required to remove any of the Tenant Improvements at the expiration or earlier termination of the Term and Tenant shall not remove any such Tenant Improvements.

(d)Excess TI Costs. Landlord shall have no obligation to bear any portion of the cost of any of the Tenant Improvements except to the extent of the TI Allowance. If at any time and from time-to- time, the remaining TI Costs under the Budget (which may be updated by Tenant from time to time) exceed the sum of remaining unexpended TI Allowance (“Excess TI Costs”), monthly disbursements of the TI Allowance shall be made on a “parri passu” basis in the proportion that the sum of remaining TI Allowance bears to the outstanding TI Costs under the Budget, and Tenant shall fund the balance of each such monthly draw in excess of the TI Allowance being disbursed. Notwithstanding anything to the contrary set forth in this Section 5(d), Tenant shall be fully and solely liable for TI Costs and the cost of Minor Variations in excess of the TI Allowance. For purposes of any litigation instituted with regard to such amounts, those amounts will be deemed Rent under the Lease. The TI Allowance and Excess TI Costs is herein referred to as the “TI Fund.”

(e)Payment for TI Costs. During the course of design and construction of the Tenant Improvements, subject to the terms of Section 5(d), Landlord shall reimburse Tenant for TI Costs not more than once a month against a draw request in Landlord’s standard form, containing evidence of payment of such TI Costs by Tenant and such certifications, lien waivers (including a conditional lien release for each progress payment and unconditional lien releases for the prior month’s progress payments), inspection reports and other matters as Landlord reasonably requests, to the extent of Landlord’s approval thereof for payment, no later than 30 days following receipt of such draw request. Upon completion of the Tenant Improvements (and prior to any final disbursement of the TI Fund), Tenant shall deliver to Landlord: (i) a list setting forth the names of all contractors and first tier subcontractors who did the work and final, unconditional lien waivers from all such contractors and first tier subcontractors; (ii) as-built plans (one copy in print format and two copies in electronic CAD format) for such Tenant Improvements; (iii) a certification of substantial completion in Form AIA G704, (iv) a certificate of occupancy for the Premises; and (v) copies of all operation and maintenance manuals and warranties issued in connection with the Tenant Improvements.

(f)Tenant Improvement Progress Reports. On or before the 10th business day of each calendar month during the course of design and construction of the Tenant Improvements, Tenant shall deliver to Landlord a Tenant Improvement progress report in the form of Schedule 1 completed to provide all of the most up-to-date information regarding Tenant’s progress with respect the design and construction of the Tenant Improvements in addition to the corresponding AIA forms G702 and G703, if applicable, for all contracted costs. Concurrently with each process report, Tenant shall also deliver to Landlord a forecast in the form of Schedule 2 completed to provide the projected remaining TI Costs.

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6.Additional Insureds. Tenant shall name the following parties as additional insureds under the insurance required to be carried under Section 11(a) of the Original Lease: (i) 13011 McCallen Pass, LLC, (ii) 13011 McCallen Pass Holding, LLC, (iii) Transwestern Property Company SW GP, L.L.C. and (iv) such other parties as Landlord may reasonably designate in writing from time to time.

7.	Miscellaneous.

(a)Consents. Whenever consent or approval of either party is required under this Work Letter, that party shall not unreasonably withhold, condition or delay such consent or approval, except as may be expressly set forth herein to the contrary.

(b)Modification. No modification, waiver or amendment of this Work Letter or of any of its conditions or provisions shall be binding upon Landlord or Tenant unless in writing signed by Landlord and Tenant.

(c)No Default Funding. In no event shall Landlord have any obligation to fund any portion of the TI Allowance during any period that Tenant is in default under the Lease (beyond any applicable notice and cure periods). If Tenant cures any such default, Landlord shall resume funding the TI Allowance as set forth in this Work Letter.

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Schedule 1

Tenant Improvement Progress Report

Project Address:
Certification Period:
1a. Original Project Budget, funded by TI Allowance	$
1a. Original Project Budget, funded by Tenant	$
1. Total Original Project Budget (Line 1a + 1b)	$
2. Net change by Change Orders/Update to budget	$
3. Current budget to date (Line 1 + 2)	$
4. Total soft costs incurred to date, if any	$
5. Total contracted costs incurred to date (a)	$
6. Total costs incurred to date(Lines 4 + 5)	$
7. Remaining balance to budget (Line 3 less Line 6)	$

Amounts above shall exclude furniture, equipment, and other moveable personal property. Please attach corresponding AIA Forms G702 and G703 for contracted costs incurred, including costs incurred, but not paid.

Certification signature:

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Schedule 2

TI Cost

Forecast

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